Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$3,000,000	$213.90	(1)

(1)
The filing fee of $213.90 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $213.90 due for this offering is offset against the $36,569.54 of the fees most recently paid on August 9, 2010 of which $36,355.64 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

October 27, 2010 Medium-Term Notes, Series D No. 2010-MTNDD665 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities and International Currencies

300,000 PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM
PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.   These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. Unlike ordinary PLUS, however, these particular PLUS provide additional exposure to the positive or negative performance of the Eurozone euro relative to the U.S. dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing price of the underlying shares on the share valuation date and (ii) the performance of the Eurozone euro relative to the U.S. dollar on the exchange rate valuation date (strengthening of the Eurozone euro relative to the U.S. dollar will increase the payment at maturity, and weakening of the Eurozone euro relative to the U.S. dollar will decrease the payment at maturity). The PLUS do not guarantee any return of principal at maturity. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	October 27, 2010
Original issue date:	November 1, 2010
Maturity date:	November 1, 2012
Underlying shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (“FXI”)
Payment at maturity:
The PLUS we are offering differ from the PLUS described in the PLUS product supplement linked to below in that the payment at maturity depends on both the underlying asset, which is the underlying shares, and the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS offered hereby is:
If the final share price is greater than the initial share price,
•   $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
The leverage upside return is capped as described below.
If the final share price is less than or equal to the initial share price,
•   $10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be fully offset by the negative performance of the underlying shares.
There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:
None.  However, the contribution of any positive performance of the underlying shares to the payment at maturity is capped due to the limitation on the leveraged upside return as described in the next line.

Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 41%
Leverage factor:	150%
Share percentage change:	(final share price – initial share price) / initial share price
Initial share price:	$45.08
Final share price:	The closing price of one underlying share on the share valuation date
Initial exchange rate:	1.3803
Final exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.

Share valuation date:	October 29, 2012, subject to postponement for non-trading days and certain market disruption events
Exchange rate valuation date:	The next TARGET, London and New York business day following the share valuation date.
CUSIP:	17316G693
ISIN:	US17316G6935
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per PLUS	$10.0000	$0.1125	$9.8875
Total	$3,000,000	$33,750	$2,966,250
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.1125 for each PLUS they sell. See “Fees and selling concessions” on page 8.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement and related PLUS product supplement, prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS we are offering differ from the PLUS generally, and you should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
PLUS Product Supplement filed on December 3, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS with Euro Exposure Based on the Value of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012 (the “PLUS”) are designed for investors with a bullish outlook on both the performance of the underlying shares and the Eurozone euro (the “euro”) relative to the U.S. dollar (strengthening of the euro relative to the U.S. dollar will increase the payment at maturity, and weakening of the euro relative to the U.S. dollar will decrease the payment at maturity).  In addition, the iShares® FTSE/Xinhua China 25 Index Fund is a fund that trades in the United States in U.S. dollars but contains the equity securities of Chinese companies that trade in Hong Kong in Hong Kong dollars.  As a result, the performance of the underlying shares will reflect both the trading performance of those equity securities and the U.S. dollar value of those Hong Kong dollar-denominated securities (which, in turn, will reflect the fluctuations in the Hong Kong dollar-U.S. dollar exchange rate).  Accordingly, holders of the PLUS are exposed to this currency exchange rate risk embedded in the performance of the underlying shares.   Accordingly, the PLUS replicate a strategy of (i) converting an amount of U.S. dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying shares and (iii) converting the amount of euros that the PLUS linked to the underlying shares would return at maturity into U.S. dollars based on the final exchange rate on the exchange rate valuation date.  The PLUS are exposed on a 1-to-1 basis to the negative performance of the iShares® FTSE/Xinhua China 25 Index Fund as well as to the weakening of the euro relative to the U.S. dollar. There is no minimum payment at maturity on the PLUS.

As a result, the PLUS can be used:

■
As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares (which offer exposure to both the Hong Kong dollar-U.S. dollar exchange rate and the performance of certain Chinese companies).  However, the contribution of any positive performance of the underlying shares is subject to currency risk due to any weakening of the euro relative to the U.S. dollar.

■
To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.  However, the contribution of any positive performance of the underlying shares is subject to currency risk due to any weakening of the euro relative to the U.S. dollar.

■
To achieve similar levels of upside exposure to the underlying shares as a direct investment while using fewer U.S. dollars by taking advantage of the leverage factor.  However, any leveraged upside exposure is subject to currency risk due to any weakening of the euro relative to the U.S. dollar.  Additionally, the leveraged upside return is subject to a maximum of 41%.

There is no minimum payment at maturity on the PLUS.

Maturity:	2 years

Leverage factor:	150%

Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 41%

Maximum payment at maturity:
None. However, the contribution of any positive performance of the underlying shares to the payment at maturity is capped due to the limitation on the leveraged upside return as described in the previous line.

Coupon:	None

iShares® FTSE/Xinhua China 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company, and seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the iShares® FTSE/Xinhua China 25 Index Fund” in this pricing supplement.

Information as of market close on October 27, 2010:

Bloomberg Ticker Symbol:	FXI

Current Price:	$45.08

52 Weeks Ago (on 10/28/2009):	42.19

52 Week High (on 11/16/2009):	46.35

52 Week Low (on 5/20/2010):	37.01

November 2010	Page 2

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Shares of the iShares® FTSE/Xinhua China 25 Index Fund Daily Closing Prices January 3, 2005 to October 27, 2010

Key Investment Rationale
The PLUS replicate a strategy of (i) converting an amount of U.S. dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying shares and (iii) converting the amount of euros that the PLUS linked to the underlying shares would return at maturity into U.S. dollars based on the final exchange rate on the exchange rate valuation date.  As a result, the PLUS are designed for investors with a bullish outlook on both the performance of the underlying shares (including the Hong Kong dollar-U.S. dollar exchange rate exposure embedded in the underlying shares) and the euro relative to the U.S. dollar.

Leveraged Share Exposure
The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares and exposure on a 1-to-1 basis to the negative performance of the underlying shares.  However, the contribution of any positive performance of the underlying shares is subject to currency risk due to any weakening of the euro relative to the U.S. dollar.

Possible Scenario 1
The underlying shares increase in price and the euro strengthens relative to the U.S. dollar, and, at maturity, the PLUS redeem for the stated principal amount of (i) $10 plus 150% of the share percentage change, subject to a maximum of $14.10 per PLUS (141% of the stated principal amount), multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount will be greater than the $10 stated principal amount, and the strengthening of the euro against the U.S. dollar will amplify the return on the underlying shares.  (See the payment at maturity marked “(A)” on page 9.)

Possible Scenario 2
The underlying shares increase in price and the euro weakens relative to the U.S. dollar, and, at maturity, the PLUS redeem for the stated principal amount of (i) $10 plus 150% of the share percentage change, subject to a maximum of $14.10 per PLUS (141% of the stated principal amount), multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount.  (See the payments at maturity marked “(B)” on page 9.)

Possible Scenario 3
The underlying shares decline in price and the euro strengthens relative to the U.S. dollar, and, at maturity, the PLUS redeem for (i) the stated principal amount less the proportional decline multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount and could be zero.  (See the payments at maturity marked “(C)” on page 9.)

Worst Case Scenario
The underlying shares decline in price and the euro weakens relative to the U.S. dollar, and, at maturity, the PLUS redeem for (i) the stated principal amount less the proportional decline multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount will be less than the $10 stated principal amount and could be zero, and the weakening of the euro against the U.S. dollar will increase the loss on the PLUS.  (See the payment at maturity marked “(D)” on page 9.)

November 2010	Page 3

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends on both the underlying shares and the performance of the euro relative to the U.S. dollar.

■	Historically, both the prices of the underlying shares and the values of the euro-U.S. dollar exchange rate have been volatile.

■	Potential for a lower comparable yield.

■	The contribution of any positive performance of the underlying shares to the payment at maturity is capped due to the limitation on the leveraged upside return.

■
The underlying shares are not necessarily correlated to the euro-U.S. dollar exchange rate; any increase in the underlying shares may be offset by the weakening of the euro relative to the U.S. dollar, and any strengthening of the euro relative to the U.S. dollar may be offset by the negative performance of the underlying shares.

■
The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares and the stocks composing the share underlying index and currency exchange rates, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■	Investing in the PLUS exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.

■	The PLUS are subject to euro-U.S. dollar currency exchange risk due to the terms of the PLUS.

■	The PLUS are subject to Hong Kong dollar-U.S. dollar currency exchange risk that is embedded in the underlying shares.

■	Government intervention could materially and adversely affect the value of the PLUS.

■
The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index, the stocks composing the share underlying index or the euro.

■	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the PLUS.

■	The iShares® FTSE/Xinhua China 25 Index Fund and the share underlying index are different.

■	The recent global financial crisis may heighten currency exchange risks.

■	Even though currencies trade around-the-clock, the PLUS will not.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	Suspension or disruptions of market trading in the euro, the Hong Kong dollar or the U.S. dollar may adversely affect the value of the PLUS.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

November 2010	Page 4

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon both (i) the price of the underlying shares on the share valuation date and (ii) the performance of the euro relative to the U.S. dollar on the exchange rate valuation date (strengthening of the euro relative to the U.S. dollar will increase the payment at maturity, and weakening of the euro relative to the U.S. dollar will decrease the payment at maturity). The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 27, 2010	November 1, 2010	November 1, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:
Shares of the iShares® FTSE/Xinhua China 25 Index Fund.  For purposes of the accompanying PLUS product supplement, only the underlying shares will be the “underlying asset” as described in that document.

Share underlying index:	iShares® FTSE/Xinhua China 25 Index
Issue price:	$10 per PLUS
Aggregate principal amount:	$3,000,000
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
The PLUS differ from the PLUS described in the PLUS product supplement in that the payment at maturity depends on both the underlying asset as described in the PLUS product supplement, which is the underlying shares, and the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS is:
If the final share price is greater than the initial share price,
•    $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
The leveraged upside return is capped as described below.
If the final share price is less than or equal to the initial share price,
•    $10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be fully offset by the negative performance of the underlying shares.
There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:
None. However, the contribution of any positive performance of the underlying shares to the payment at maturity is capped due to the limitation on the leveraged upside return as described in the next line.

Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 41%
Leverage factor:	150%
Share percentage change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$45.08
Final share price:	The closing price of one underlying share on the share valuation date
Initial exchange rate:	1.3803

November 2010	Page 5

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Key Terms
Final exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.

Share valuation date:
October 29, 2012, subject to postponement for non-trading days, and certain market disruption events, as described in the accompanying PLUS product supplement.  However, notwithstanding the PLUS product supplement, the determination of the final share price may be deferred by the calculation agent no later than the second business day immediately prior to the maturity date for non-trading days and market disruption events.

Exchange rate valuation date:
The next TARGET, London and New York business day immediately following the share valuation date, as such date may be deferred for non-trading days and market disruption events.  However, in no event will the exchange rate valuation date be deferred to later than the business day immediately prior to the maturity date.  If that date is not a TARGET, London and New York business day, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at or after 1:00 p.m. (London, England time) for the purchase or sale for deposits in Eurozone euro by the London offices of three leading banks engaged in the interbank market (selected by the calculation agent after consultation with Citigroup Funding) (the “reference banks”). If fewer than three reference banks provide those spot quotations, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Funding), for the purchase or sale for deposits in Eurozone euro. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the final exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

If your domestic currency is not the U.S. dollar or Eurozone euro, you are exposed to currency fluctuation risk between your domestic currency and the U.S. dollar.  In addition, because the final exchange rate described above is determined as of the exchange rate valuation date, even if your domestic currency is the Eurozone euro, you are exposed to any currency fluctuations between the U.S. dollar and the Eurozone euro during the period between the exchange rate valuation date and the maturity date (which is generally a period of two business days), and you could lose money on your investment due to this gap in time.

TARGET business day:	Any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for the settlement of payment in Eurozone euro.
London business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in London, England are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

New York business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

Risk factors:	Please see “Risk Factors” beginning on page 11.

November 2010	Page 6

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17316G693
ISIN:	US17316G6935
Tax considerations:
Each holder, by purchasing a PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•
Upon sale, exchange or settlement of a PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its PLUS in the underlying shares and sold those shares for their fair market value on the date its PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the PLUS, and it would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations—Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.

November 2010	Page 7

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the underlying shares or any stocks composing the share underlying index, futures and options contracts on the underlying shares, futures and options contracts on any stocks composing the share underlying index listed on major securities markets, the euro or U.S. dollar or options contracts on the euro or U.S. dollar or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the price of the underlying shares or affected the exchange rate, and, accordingly, potentially increased the initial share price or the initial exchange rate, and, therefore, increased the price at which the underlying shares or the exchange rate must close on the share valuation date or exchange rate valuation date, as applicable, before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $0.1125 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.1125 for each PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PLUS, either directly or indirectly.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2010	Page 8

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

How PLUS Work
Payoff Chart

The following chart presents examples of the payment at maturity for the PLUS, depending on the share percentage change as of the share valuation date and the final exchange rate as of the exchange rate valuation date.  The chart does not present all the possible payments at maturity for the PLUS (and therefore cannot be shown as a diagram).  Instead, it shows a comprehensive range of share percentage changes, and for each share percentage change, the payment at maturity depending on whether the value of the euro (i) strengthened by 25%, (ii) weakened by 25% or (iii) remained the same, in each case relative to the U.S. dollar.  The euro may in fact strengthen or weaken by more or less than 25%, which means that all possible payments at maturity for the PLUS are not represented below.   You may lose more money than shown below if the euro weakens by more than 25%.

Stated principal amount:	$10

Leverage factor:	150%

Initial share price:	$45.08

Initial exchange rate:	1.3803

Maximum leveraged upside return:	41%

Final share price	Share percentage change	Final exchange rate (number of USD to one EUR)	Leveraged upside return	Change in EUR relative to USD	Payment at maturity (in USD)
0.00	-100.00%	1.1042	N/A	-25.00%	0.0000
0.00	-100.00%	1.3803	N/A	0.00%	0.0000
0.00	-100.00%	1.7254	N/A	+25.00%	0.0000
11.27	-75.00%	1.1042	N/A	-25.00%	2.0000
11.27	-75.00%	1.3803	N/A	0.00%	2.5000
11.27	-75.00%	1.7254	N/A	+25.00%	3.1250
22.54	-50.00%	1.1042	N/A	-25.00%	4.0000
22.54	-50.00%	1.3803	N/A	0.00%	5.0000
22.54	-50.00%	1.7254	N/A	+25.00%	6.2500
27.05	-40.00%	1.1042	N/A	-25.00%	4.8000
27.05	-40.00%	1.3803	N/A	0.00%	6.0000
27.05	-40.00%	1.7254	N/A	+25.00%	7.5000
31.56	-30.00%	1.1042	N/A	-25.00%	5.6000
31.56	-30.00%	1.3803	N/A	0.00%	7.0000
31.56	-30.00%	1.7254	N/A	+25.00%	8.7500
36.06	-20.00%	1.1042	N/A	-25.00%	6.4000 (D)
36.06	-20.00%	1.3803	N/A	0.00%	8.0000
36.06	-20.00%	1.7254	N/A	+25.00%	10.0000
40.57	-10.00%	1.1042	N/A	-25.00%	7.2000 (C)
40.57	-10.00%	1.3803	N/A	0.00%	9.0000 (C)
40.57	-10.00%	1.7254	N/A	+25.00%	11.2500 (C)
45.08	0.00%	1.1042	N/A	-25.00%	8.0000
45.08	0.00%	1.3803	N/A	0.00%	10.0000
45.08	0.00%	1.7254	N/A	+25.00%	12.5000
49.59	10.00%	1.1042	15%	-25.00%	9.2000 (B)
49.59	10.00%	1.3803	15%	0.00%	11.5000 (B)
49.59	10.00%	1.7254	15%	+25.00%	14.3750 (B)
54.10	20.00%	1.1042	30%	-25.00%	10.4000
54.10	20.00%	1.3803	30%	0.00%	13.0000
54.10	20.00%	1.7254	30%	+25.00%	16.2500 (A)
58.60	30.00%	1.1042	41%	-25.00%	11.2800
58.60	30.00%	1.3803	41%	0.00%	14.1000
58.60	30.00%	1.7254	41%	+25.00%	17.6250
63.11	40.00%	1.1042	41%	-25.00%	11.2800
63.11	40.00%	1.3803	41%	0.00%	14.1000
63.11	40.00%	1.7254	41%	+25.00%	17.6250
67.62	50.00%	1.1042	41%	-25.00%	11.2800
67.62	50.00%	1.3803	41%	0.00%	14.1000
67.62	50.00%	1.7254	41%	+25.00%	17.6250
78.89	75.00%	1.1042	41%	-25.00%	11.2800
78.89	75.00%	1.3803	41%	0.00%	14.1000
78.89	75.00%	1.7254	41%	+25.00%	17.6250
90.16	100.00%	1.1042	41%	-25.00%	11.2800
90.16	100.00%	1.3803	41%	0.00%	14.1000
90.16	100.00%	1.7254	41%	+25.00%	17.6250
101.43	125.00%	1.1042	41%	-25.00%	11.2800
101.43	125.00%	1.3803	41%	0.00%	14.1000
101.43	125.00%	1.7254	41%	+25.00%	17.6250

November 2010	Page 9

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the price of the underlying shares on the share valuation date and the performance of the euro relative to the U.S. dollar on the exchange rate valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)

where leveraged upside return = leverage factor x share percentage change, subject to a maximum of 41%,

leverage factor = 150%

and share percentage change = (final share price – initial share price) ÷ initial share price.

If the final share price is less than or equal to the initial share price:

$10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)

where share percentage change = (final share price – initial share price) ÷ initial share price.

Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the euro relative to the U.S. dollar may be fully offset by the negative performance of the underlying shares.

There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

November 2010	Page 10

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

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PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. Regardless of whether the final share price is greater than or less than the initial share price, the negative performance of the euro relative to the U.S. dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

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These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends on both the underlying shares and the performance of the euro relative to the U.S. dollar. PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. Unlike typical PLUS, however, these particular PLUS also provide exposure to the positive or negative performance of the euro relative to the U.S. dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing price of the underlying shares on the share valuation date and (ii) the performance of the euro relative to the U.S. dollar on the exchange rate valuation date (strengthening of the euro relative to the U.S. dollar will increase the payment at maturity, and weakening of the euro relative to the U.S. dollar will decrease the payment at maturity). This means the payment at maturity on this PLUS may be different than a PLUS linked only to the underlying shares.  For example, any leveraged positive performance of the underlying shares (including movements in the price of the underlying shares resulting from movements in the Hong Kong dollar-U.S. dollar exchange rate) may be offset completely (and you may lose money) by a weakening of the euro relative to the U.S. dollar.  Conversely, any strengthening of the euro relative to the U.S. dollar may be offset completely (and you may lose money) by a negative performance of the underlying shares.  This PLUS is designed for investors who are bullish on both the underlying shares and the euro relative to the U.S. dollar.  See “How PLUS Work” on page 9 for examples of payments at maturity based on varying share percentage change and final exchange rate levels.

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Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2005 to October 27, 2010, the closing price of the underlying shares has been as low as $17.33 and as high as $72.91. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

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Volatility of the euro-U.S. dollar exchange rate. Historically, the euro-U.S. dollar exchange rate has been volatile. From January 3, 2005 to October 27, 2010, the rate of conversion of U.S. dollars per one euro has been as low as 1.1670 and as high as 1.5991. The volatility of the euro-U.S. dollar exchange rate may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

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Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the combined performance of the underlying shares and the euro relative to the U.S. dollar does not combine to increase the value of the PLUS sufficiently from the stated principal amount of $10 per PLUS, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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The contribution of any positive performance of the underlying shares to the payment at maturity is capped due to the limitation on the leveraged upside return. The leveraged upside return of the PLUS is limited by the maximum of 41%. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the leveraged upside return will be limited to 41% for the PLUS, any increase in the final share price over the initial share price by more than 27.33% of the initial share price will not increase the return on the PLUS, assuming no change in the value of the euro relative to the U.S. dollar.

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The underlying shares are not necessarily correlated to the euro-U.S. dollar exchange rate; any increase in the underlying shares may be offset by the weakening of the euro relative to the U.S. dollar, and any strengthening of the euro relative to the U.S. dollar may be offset by the negative performance of the underlying shares. Movements in the price of the underlying shares (including movements in the price of the underlying shares resulting from movements in the Hong Kong dollar-U.S. dollar exchange rate) and the euro-U.S. dollar exchange rate may not correlate with each other.  At a time when the price of the underlying shares increases, the euro may weaken relative to the U.S. dollar, and when the euro strengthens relative to the U.S. dollar, the price of the underlying shares may decrease.  Therefore, in calculating the payment at maturity, increases in the price of the underlying shares may be moderated, or wholly offset, by declines in the value of the euro relative to the U.S. dollar.  Regardless of whether the final share price is greater than or less than the initial share price, the negative performance of the euro relative to the U.S. dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero.  Additionally, the

November 2010	Page 11

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

underlying shares (including the Hong Kong dollar-U.S. dollar exchange rate) and the euro-U.S. dollar exchange rate may be correlated, and, in such a case, any negative performance in the underlying shares would be worsened by a weakening of the euro relative to the U.S. dollar.

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The market price of the PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares and the stocks composing the share underlying index, spot and forward exchange rates of the Hong Kong Dollar, in which the stocks composing the share underlying index trade, and the euro relative to the U.S. dollar, intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the countries that comprise the Eurozone, the United States or other countries, interest and yield rate levels in the United States, the Eurozone and Hong Kong and the differentials between such levels, volatility of the Hong Kong dollar-U.S. dollar and euro-U.S. dollar exchange rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

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Investing in the PLUS exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks that constitute the underlying shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

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The PLUS are subject to euro-U.S. dollar currency exchange rate risk due to the terms of the PLUS. Fluctuations in the exchange rates between the euro and the U.S. dollar will affect the value of the PLUS. Exchange rate movements for the U.S. dollar against the euro are volatile and are the result of numerous factors specific to the countries that comprise the Eurozone and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The strengthening of the U.S. dollar relative to the euro will have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

You can review the historical exchange rates of the euro relative to the U.S. dollar in the section of this pricing supplement called “Historical Information” on page 17 below. You cannot predict the future performance of the euro relative to the U.S. dollar based upon its historical performance.

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The PLUS are subject to Hong-Kong dollar-U.S. dollar currency exchange rate risk that is embedded in the underlying shares. The iShares® FTSE/Xinhua China 25 Index Fund is a fund that trades in the United States in U.S. dollars but contains the equity securities of Chinese companies that trade in Hong Kong in Hong Kong dollars.  As a result, the performance of the underlying shares will reflect both the trading performance of those equity securities and the U.S. dollar value of those Hong Kong dollar-denominated securities (which, in turn, will reflect the fluctuations in the Hong Kong dollar-U.S. dollar exchange rate).  Accordingly, holders of the PLUS are exposed to this currency exchange rate risk embedded in the performance of the underlying shares.  Exchange rate movements for the U.S. dollar against the Hong

November 2010	Page 12

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Kong dollar are volatile and are the result of numerous factors specific to Hong Kong and the United States, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Hong Kong and the United States. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Hong Kong and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Hong Kong and the United States and other countries important to international trade and finance. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Historical Information” on page 18 below. You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

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Government intervention could materially and adversely affect the value of the PLUS. Foreign exchange rates can be (and have been, in the case of the Hong Kong dollar) fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including those issuing the euro, the United States government and the Hong Kong government, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the PLUS is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

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Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index, the stocks composing the share underlying index or the euro. Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks composing the share underlying index, nor is it the same as investing in the euro or a euro-linked security. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the share underlying index.  Similarly, investors will not receive euros at maturity or at any time during the tenor of the PLUS.

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Adjustments to the underlying shares or the share underlying index could adversely affect the value of the PLUS.  The investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks constituting the iShares® FTSE/Xinhua China 25 Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS. FTSE Xinhua Index Limited (“FXI”) is

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Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

responsible for calculating and maintaining the share underlying index. FXI may add, delete or substitute the stocks composing the share underlying index or make other methodological changes that could change the value of the share underlying index. FXI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The iShares® FTSE/Xinhua China 25 Index Fund and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the iShares® FTSE/Xinhua China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE/Xinhua China 25 Index Fund and the share underlying index or due to other circumstances. The Investment Adviser may invest up to 10% of the iShares® FTSE/Xinhua China 25 Index Fund’s assets in securities that are not included in the share underlying index, futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Investment Adviser).

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The recent global financial crisis may heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the euro relative to the U.S. dollar and the value of the Hong Kong dollar relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the PLUS and your return on your investment in the PLUS at maturity.

■
Even though currencies trade around-the-clock, the PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the PLUS, if any, will not conform to the hours during which the euro, the Hong Kong dollar, the U.S. dollar or any other currencies are traded. Consequently, significant price and rate movements may take place in foreign exchange markets that will not be reflected immediately in the value of the PLUS. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of foreign exchange markets.

■
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

■
Suspension or disruptions of market trading in the euro, the Hong Kong dollar or the U.S. dollar may adversely affect the value of the PLUS. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the euro, the Hong Kong dollar or the U.S. dollar and, therefore, the value of the PLUS.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further

November 2010	Page 14

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. has determined the initial share price and the initial exchange rate, will determine the final share price and the final exchange rate and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of successor shares and calculation of the final share price or final exchange rate in the event of termination of the iShares® FTSE/Xinhua China 25 Index Fund or elimination, conversion, redenomination or exchange by any country that issues either the euro or U.S. dollar, as applicable, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS and have carried out hedging activities related to the PLUS (and to other instruments linked to the underlying shares, the share underlying index, the euro or the U.S. dollar), including trading in the underlying shares, the stocks composing the share underlying index, the euro and the U.S. dollar as well as in other instruments related to the underlying shares, the underlying index, the euro and the U.S. dollar. Our affiliates also trade the underlying shares, the stocks composing the share underlying index, the euro, the U.S. dollar and other financial instruments related to the underlying shares, the share underlying index, the euro and the U.S. dollar on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial share price or the initial exchange rate and, therefore, could have increased the price at which the underlying shares or the exchange rate must close on the share valuation date or exchange rate valuation date, as applicable, before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the share valuation date or exchange rate valuation date, could adversely affect the price of the underlying shares on the share valuation date or the exchange rate on the exchange rate valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely.  As discussed above under “Tax considerations,” even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the PLUS.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2010	Page 15

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Information about the iShares® FTSE/Xinhua China 25 Index Fund

General. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares®  from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a purchaser of the PLUS, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”). See “Annex A—The FTSE/Xinhua China 25 Index” in this pricing supplement.

November 2010	Page 16

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily closing prices, as well as end-of-quarter daily closing prices, of the underlying shares for each quarter in the period from January 3, 2005 through October 27, 2010. The closing price of the underlying shares on October 27, 2010 was $45.08. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying shares on the share valuation date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

iShares® FTSE/Xinhua China 25 Index Fund (“FXI”) (CUSIP 464287184)	High	Low	Period End
2005
First Quarter	$19.30	$17.33	$18.22
Second Quarter	19.07	17.66	19.05
Third Quarter	21.96	18.89	21.39
Fourth Quarter	21.50	18.90	20.51
2006
First Quarter	24.85	20.99	24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter	44.59	37.01	39.13
Third Quarter	42.85	38.73	42.82
Fourth Quarter (through October 27, 2010)	46.33	43.10	45.08

November 2010	Page 17

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

The following table sets forth the published high, low and end-of-quarter exchange rates for the euro relative to the U.S. dollar for each quarter in the period from January 1, 2005 through October 27, 2010, and the related graph sets forth the exchange rates of the euro relative to the U.S. dollar for the same period.

The exchange rate for the euro is expressed as the number of U.S. dollars per one euro. As a result, a decrease in the exchange rate means that the euro has depreciated / weakened relative to the U.S. dollar. This means that it takes more euros to purchase U.S. dollars. Conversely, an increase in the exchange rate means that the euro has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer euros to purchase U.S. dollars.

The historical exchange rates of the euro relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the final exchange rate on the currency exchange valuation date.

Euro (expressed as units of U.S. dollars per one euro)	High	Low	Period End
2005
First Quarter	1.3458	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1821	1.2118
Second Quarter	1.2928	1.2093	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.2892	1.2513	1.3197
2007
First Quarter	1.3343	1.2718	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4092
Fourth Quarter	1.4419	1.2453	1.3971
2009
First Quarter	1.4045	1.2530	1.3250
Second Quarter	1.4303	1.2921	1.4033
Third Quarter	1.4790	1.3884	1.4640
Fourth Quarter	1.5134	1.4249	1.4321
2010
First Quarter	1.4513	1.3273	1.3510
Second Quarter	1.3653	1.1923	1.2238
Third Quarter	1.3634	1.2527	1.3634
Fourth Quarter (through October 27, 2010)	1.4084	1.3685	1.3803

U.S. Dollars per 1 Euro Historical Performance – Daily Exchange Rates January 3, 2005 to October 27, 2010

November 2010	Page 18

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar relative to the U.S. dollar for each quarter in the period from January 1, 2005 through October 27, 2010, and the related graph sets forth the exchange rates of the Hong Kong dollar relative to the U.S. dollar for the same period.

The exchange rate for the Hong Kong dollar is expressed as the number of Hong Kong dollars per one U.S. dollar. As a result, a decrease in the exchange rate means that the Hong Kong dollar has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer Hong Kong dollars to purchase one (1) U.S. dollar. Conversely, an increase in the exchange rate means that the Hong Kong dollar has depreciated / weakened relative to the U.S. dollar. This means that it takes more Hong Kong dollars to purchase one (1) U.S. dollar.

The historical exchange rates of the Hong Kong dollar relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the share valuation date. The iShares® FTSE/Xinhua China 25 Index Fund is a fund that trades in the United States in U.S. dollars but contains the equity securities of Chinese companies that trade in Hong Kong in Hong Kong dollars.  As a result, the performance of the underlying shares will reflect both the trading performance of those equity securities and the U.S. dollar value of those Hong Kong dollar-denominated securities (which, in turn, will reflect the fluctuations in the Hong Kong dollar-U.S. dollar exchange rate).  Accordingly, holders of the PLUS are exposed to this currency exchange rate risk embedded in the performance of the underlying shares. If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected, and the payment at maturity on the PLUS may be reduced.

Hong Kong dollar (expressed as units of Hong Kong dollars per one U.S. dollar)	High	Low	Period End
2005
First Quarter	7.8000	7.7782	7.7992
Second Quarter	7.7997	7.7686	7.7710
Third Quarter	7.7790	7.7575	7.7575
Fourth Quarter	7.7592	7.7519	7.7545
2006
First Quarter	7.7621	7.7509	7.7597
Second Quarter	7.7687	7.7513	7.7663
Third Quarter	7.7918	7.7679	7.7918
Fourth Quarter	7.7934	7.7685	7.7779
2007
First Quarter	7.8167	7.7778	7.8138
Second Quarter	7.8239	7.8062	7.8175
Third Quarter	7.8298	7.7592	7.7747
Fourth Quarter	7.8071	7.7502	7.8000
2008
First Quarter	7.8143	7.7644	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7575	7.7653
Fourth Quarter	7.7731	7.7498	7.7502
2009
First Quarter	7.7600	7.7500	7.7504
Second Quarter	7.7535	7.7500	7.7501
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter	7.7580	7.7500	7.7543
2010
First Quarter	7.7765	7.7543	7.7643
Second Quarter	7.8047	7.7559	7.7885
Third Quarter	7.7955	7.7568	7.7592
Fourth Quarter (through October 27, 2010)	7.7644	7.7549	7.7580

November 2010	Page 19

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

U.S. Dollars per 1 Euro Historical Performance – Daily Exchange Rates January 3, 2005 to October 27, 2010

Additional Considerations

If the underlying shares are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and the price of such successor or substitute securities will be substituted for all purposes. If the Technology Select Sector SPDR® Fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the share underlying index. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

If either the euro or the U.S. dollar is lawfully eliminated, converted, redenominated or exchanged by any country that issued such currency after the pricing date and prior to the exchange rate valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate of such currency on the exchange rate valuation date in accordance with legal requirements and market practice.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.
© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2010	Page 20

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

Annex A

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FXI, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the HKSE.

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities

Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.
Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.
Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.
New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

November 2010	Page 21

Citigroup Funding Inc.

PLUS with Euro Exposure Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due November 1, 2012
Performance Leveraged Upside SecuritiesSM

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters realtime spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free Float Percentage	Initial Weighting
Free float less than or equal to 15%
Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

November 2010	Page 22

     You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

300,000 PLUS with Euro Exposure
Based on the Price of the iShares®
FTSE/Xinhua China 25 Index Fund

Due November 1, 2012
$10 Principal Amount per PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
October 27, 2010
(Including PLUS Product Supplement Dated
December 3, 2009, Prospectus Supplement
Dated February 18, 2009 and Prospectus Dated
February 18, 2009)

TABLE OF CONTENTS
Page

Pricing Supplement

Final Terms	1
Investment Overview	2
iShares® FTSE/Xinhua China 25 Index Fund Overview	2
Key Investment Rationale	3
Summary of Selected Key Risks	4
Fact Sheet	5
How PLUS Work	9
Payment at Maturity	10
Risk Factors	11
Information about the iShares® FTSE/Xinhua China 25
Index Fund	16
Historical Information	17
Additional Considerations	20
Annex A	21

PLUS Product Supplement

Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement

Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus

Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29